As filed with the Securities and Exchange Commission

on May 8, 2026

Registration No. 333-291747

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ] Pre-Effective Amendment No.  ______

[X] Post-Effective Amendment No.  2

Fidelity Covington Trust

 (Exact Name of Registrant as Specified in Charter)

Registrant’s Telephone Number: 617-563-7000

245 Summer Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Nicole Macarchuk, Secretary and Chief Legal Officer

245 Summer Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely to file as an exhibit the final opinion of Dechert LLP supporting the tax consequences of the reorganization (Exhibit 12 to Item 16) of this Registration Statement on Form N-14.

The Proxy Statement/Prospectus is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on January 9, 2026 (SEC accession number 0001133228-26-000226). The Statement of Additional Information is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on January 9, 2026 (SEC accession number 0001133228-26-000226).

PART C. OTHER INFORMATION

Item 15.	Indemnification

Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Trust shall indemnify any present or past trustee or officer to the fullest extent permitted by law against liability, and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding in which he or she is involved by virtue of his or her service as a trustee or officer and against any amount incurred in settlement thereof. Indemnification will not be provided to a person adjudged by a court or other adjudicatory body to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties (collectively, “disabling conduct”), or not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust. In the event of a settlement, no indemnification may be provided unless there has been a determination, as specified in the Declaration of Trust, that the officer or trustee did not engage in disabling conduct.

Pursuant to Section 11 of the Distribution Agreement, the Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the ground that the registration statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Issuer or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

(1)	Amended and Restated Declaration of Trust, dated July 16, 2013, is incorporated herein by reference to Exhibit (a) of Post-Effective Amendment No. 9.

(2) (3)

Bylaws of the Trust, as amended and dated June 17, 2004, are incorporated herein by reference to Exhibit (b) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 63.

Not applicable.

(4)

Agreement and Plan of Reorganization between Fidelity Summer Street Trust: Fidelity U.S. Low Volatility Equity Fund and Fidelity Covington Trust: Fidelity Low Volatility Factor ETF, is incorporated herein by reference to Exhibit 1 to the Proxy Statement and Prospectus filed in Post-Effective Amendment No. 1.

(5)

Articles III, VIII, X, and XI of the Amended and Restated Declaration of Trust, dated July 16, 2013, incorporated herein by reference to Exhibit (a) of Post-Effective Amendment No. 9.; and Articles IV and V of the Bylaws of the Trust, as amended and dated June 17, 2004, incorporated herein by reference to Exhibit (b) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 63.

(6)

(1)

Amended and Restated Management Contract, dated June 1, 2025, between Fidelity Blue Chip Growth ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(1) of Post-Effective Amendment No. 136.

(2)

Amended and Restated Management Contract, dated June 1, 2025, between Fidelity Blue Chip Value ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(2) of Post-Effective Amendment No. 136.

(3)

Management Contract, dated July 21, 2021, between Fidelity Clean Energy ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(3) of Post-Effective Amendment No. 89.

(4)	Management Contract between Fidelity CLO ETF and Fidelity Management & Research Company LLC is to be filed by subsequent amendment.

(5)

Management Contract, dated July 21, 2021, between Fidelity Cloud Computing ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 89.

(6)

Management Contract, dated January 19, 2022, between Fidelity Crypto Industry and Digital Payments ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 98.

(7)

Management Contract, dated November 16, 2022, between Fidelity Disruptive Automation ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 105.

(8)

Management Contract, dated November 16, 2022, between Fidelity Disruptive Communications ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 105.

(9)

Management Contract, dated November 16, 2022, between Fidelity Disruptive Finance ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 105.

(10)

Management Contract, dated November 16, 2022, between Fidelity Disruptive Medicine ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 105.

(11)

Management Contract, dated November 16, 2022, between Fidelity Disruptive Technology ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(11) of Post-Effective Amendment No. 105.

(12)

Management Contract, dated January 18, 2023, between Fidelity Disruptors ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 105.

(13)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Dividend ETF for Rising Rates and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(13) of Post-Effective Amendment No. 113.

(14)

Management Contract, dated July 21, 2021, between Fidelity Electric Vehicles and Future Transportation ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 89.

(15)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Emerging Markets Multifactor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(51) of Post-Effective Amendment No. 113.

(16)

Management Contract, dated June 3, 2024, between Fidelity Enhanced Emerging Markets ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 132.

(17)

Amended and Restated Management Contract, dated October 1, 2024, between Fidelity Enhanced High Yield ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 128.

(18)

Management Contract, dated June 14, 2023, between Fidelity Enhanced International ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 142.

(19)

Management Contract, dated June 14, 2023, between Fidelity Enhanced Large Cap Core ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 109.

(20)

Management Contract, dated June 14, 2023, between Fidelity Enhanced Large Cap Growth ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(17) of Post-Effective Amendment No. 109.

(21)

Management Contract, dated June 14,2023, between Fidelity Enhanced Large Cap Value ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 109.

(22)

Management Contract, dated June 14, 2023, between Fidelity Enhanced Mid Cap ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(19) of Post-Effective Amendment No. 109.

(23)

Management Contract, dated June 14,2023, between Fidelity Enhanced Small Cap ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(20) of Post-Effective Amendment No. 109.

(24)

Management Contract, dated June 3, 2024, between Fidelity Enhanced U.S. All-Cap Equity ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(23) of Post-Effective Amendment No. 132.

(25)

Management Contract, dated June 3, 2024, between Fidelity Fundamental Developed International ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 132.

(26)

Management Contract, dated June 3, 2024, between Fidelity Fundamental Emerging Markets ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 132.

(27)

Management Contract, dated June 3, 2024, between Fidelity Fundamental Global ex-U.S. ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(26) of Post-Effective Amendment No. 132.

(28)

Amended and Restated Management Contract, dated February 26, 2024, between Fidelity Fundamental Large Cap Core ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(42) of Post-Effective Amendment No. 117.

(29)

Amended and Restated Management Contract, dated February 26, 2024, between Fidelity Fundamental Large Cap Growth ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(22) of Post-Effective Amendment No. 117.

(30)

Management Contract, dated November 15,2023, between Fidelity Fundamental Large Cap Value ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(21) of Post-Effective Amendment No. 116.

(31)

Amended and Restated Management Contract, dated February 26, 2024, between Fidelity Fundamental Small-Mid Cap ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(47) of Post-Effective Amendment No. 117.

(32)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity High Dividend ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(23) of Post-Effective Amendment No. 113.

(33)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity International High Dividend ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 113.

(34)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity International Multifactor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(52) of Post Effective Amendment No. 113.

(35)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity International Value Factor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(26) of Post-Effective Amendment No. 113.

(36)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Low Volatility Factor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(27) of Post-Effective Amendment No. 113.

(37)

Amended and Restated Management Contract, dated June 1, 2025, between Fidelity Magellan ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 136.

(38)

Management Contract, dated January 19, 2022, between Fidelity Metaverse ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 98.

(39)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Momentum Factor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 113.

(40)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Communication Services Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(17) of Post-Effective Amendment No. 59.

(41)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Consumer Discretionary Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 59.

(42)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Consumer Staples Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 59.

(43)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Energy Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 59.

(44)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Financials Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(11) of Post-Effective Amendment No. 59.

(45)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Health Care Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 59.

(46)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Industrials Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(13) of Post-Effective Amendment No. 59.

(47)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Information Technology Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 59.

(48)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Materials Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 59.

(49)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Real Estate Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 59.

(50)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity MSCI Utilities Index ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 59.

(51)

Management Contract, dated May 19, 2021, between Fidelity Preferred Securities & Income ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 86.

(52)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Quality Factor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 113.

(53)

Amended and Restated Management Contract, dated June 1, 2025, between Fidelity Real Estate Investment ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(50) of Post-Effective Amendment No. 136.

(54)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Small-Mid Multifactor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(46) of Post-Effective Amendment No. 113.

(55)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Stocks for Inflation ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(48) of Post-Effective Amendment No. 113.

(56)

Management Contract, dated January 19, 2022, between Fidelity Sustainable High Yield ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(37) of Post-Effective Amendment No. 95.

(57)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity U.S. Multifactor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 113.

(58)

Amended and Restated Management Contract, dated November 1, 2023, between Fidelity Value Factor ETF and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(54) of Post-Effective Amendment No. 113.

(59)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(9) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(60)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(10) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(61)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity CLO ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF and Fidelity Fundamental Large Cap Value ETF is incorporated herein by reference to Exhibit (d)(25) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(62)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF, and Fidelity Fundamental Large Cap Value ETF, is incorporated herein by reference to Exhibit (d)(65) of Fidelity Covington Trust’s (File No. 033-60973) Post-Effective Amendment No. 138.

(63)

Schedule A to the Amended and Restated Sub-Advisory Agreement between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity CLO ETF is to be filed by subsequent amendment.

(64)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Enhanced High Yield ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF is incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 119.

(65)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Enhanced High Yield ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF is incorporated herein by reference to Exhibit (d)(66) of Post-Effective Amendment No. 128.

(66)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF , Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(15) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(67)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF ,Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(16) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(68)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity CLO ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Enhanced High Yield ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF ,Fidelity Fundamental Large Cap Value ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF is incorporated herein by reference to Exhibit (d)(31) of Fidelity Summer Street’s (File No. 002-58542) Post-Effective Amendment No. 221.

(69)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Enhanced High Yield ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF, is incorporated herein by reference to Exhibit (d)(72) of Fidelity Covington Trust’s (File No. 033-60973) Post-Effective Amendment No. 138.

(70)

Schedule A to the Amended and Restated Sub-Advisory Agreement between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity CLO ETF is to be filed by subsequent amendment.

(71)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(21) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(72)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fundamental Small-Mid Cap ETF, Fidelity Magellan ETF, and Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (d)(22) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(73)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity CLO ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Enhanced High Yield ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF is incorporated herein by reference to Exhibit (d)(37) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(74)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Enhanced High Yield ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, Fidelity Fundamental Global ex-U.S. ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Preferred Securities & Income ETF, and Fidelity Sustainable High Yield ETF, is incorporated herein by reference to Exhibit (d)(77) of Fidelity Covington Trust’s (File No. 033-60973) Post-Effective Amendment No. 138.

(75)

Schedule A to the Amended and Restated Sub-Advisory Agreement between Fidelity Management & Research Company LLC and Fidelity Management & Research (UK) Limited, on behalf of Fidelity CLO ETF is to be filed by subsequent amendment.

(76)

Second Amended and Restated Investment Sub-Advisory and ETF Services Agreement, dated January 1, 2020, among BlackRock Fund Advisors, Fidelity Management & Research Company LLC, and Fidelity Covington Trust, on behalf of Fidelity MSCI Communication Services Index ETF, Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Real Estate Index ETF, and Fidelity MSCI Utilities Index ETF, is incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 81.

(77)

Sub-Advisory Agreement, dated July 21, 2021, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Clean Energy ETF, is incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 89.

(78)

Sub-Advisory Agreement, dated July 21, 2021, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Cloud Computing ETF, is incorporated herein by reference to Exhibit (d)(54) of Post-Effective Amendment No. 89.

(79)

Sub-Advisory Agreement, dated January 19, 2022, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Crypto Industry and Digital Payments ETF, is incorporated herein by reference to Exhibit (d)(58) of Post-Effective Amendment No. 98.

(80)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Dividend ETF for Rising Rates, Fidelity High Dividend ETF, Fidelity Low Volatility Factor ETF, Fidelity Momentum Factor ETF, Fidelity Quality Factor ETF, and Fidelity Value Factor ETF, is incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 91.

(81)

Sub-Advisory Agreement, dated July 21, 2021, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Electric Vehicles and Future Transportation ETF, is incorporated herein by reference to Exhibit (d)(57) of Post-Effective Amendment No. 89.

(82)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity International High Dividend ETF, is incorporated herein by reference to Exhibit (d)(62) of Post-Effective Amendment No. 91.

(83)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity International Value Factor ETF, is incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 91.

(84)

Sub-Advisory Agreement, dated January 19, 2022, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Metaverse ETF, is incorporated herein by reference to Exhibit (d)(64) of Post-Effective Amendment No.98.

(85)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Small-Mid Factor ETF (currently known as Fidelity Small-Mid Multifactor ETF), is incorporated herein by reference to Exhibit (d)(64) of Post-Effective Amendment No. 91.

(86)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Stocks for Inflation ETF, is incorporated herein by reference to Exhibit (d)(65) of Post-Effective Amendment No. 91.

(87)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Targeted Emerging Markets Factor ETF (currently known as Fidelity Emerging Markets Multifactor ETF), is incorporated herein by reference to Exhibit (d)(66) of Post-Effective Amendment No. 91.

(88)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity Targeted International Factor ETF (currently known as Fidelity International Multifactor ETF), is incorporated herein by reference to Exhibit (d)(67) of Post-Effective Amendment No. 91.

(89)

Sub-Advisory Agreement, dated January 31, 2020, between Fidelity Management & Research Company LLC, Geode Capital Management, LLC, and Fidelity Covington Trust, on behalf of Fidelity U.S. Multifactor ETF, is incorporated herein by reference to Exhibit (d)(68) of Post-Effective Amendment No. 91.

(7)

(1)

General Distribution Agreement, dated March 11, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Blue Chip Growth ETF is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 67.

(2)

General Distribution Agreement, dated March 11, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Blue Chip Value ETF is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 67.

(3)

General Distribution Agreement, dated July 21, 2021, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Clean Energy ETF, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 89.

(4)	General Distribution Agreement between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity CLO ETF is to be filed by subsequent amendment.

(5)

General Distribution Agreement, dated July 21, 2021, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Cloud Computing ETF, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 89.

(6)

General Distribution Agreement, dated January 19, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Crypto Industry and Digital Payments ETF, is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 98.

(7)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptive Automation ETF, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 105.

(8)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptive Communications ETF, is incorporated herein by reference to Exhibit (e)(8) of Post-Effective Amendment No. 105.

(9)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptive Finance ETF, is incorporated herein by reference to Exhibit (e)(9) of Post-Effective Amendment No. 105.

(10)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptive Medicine ETF, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 105.

(11)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptive Technology ETF, is incorporated herein by reference to Exhibit (e)(11) of Post-Effective Amendment No. 105.

(12)

General Distribution Agreement, dated November 16, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Disruptors ETF, is incorporated herein by reference to Exhibit (e)(12) of Post-Effective Amendment No. 105.

(13)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Dividend ETF for Rising Rates, is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 59.

(14)

General Distribution Agreement, dated July 21, 2021, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Electric Vehicles and Future Transportation ETF, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 89.

(15)

General Distribution Agreement, dated June 3, 2024, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Emerging Markets ETF, is incorporated herein by reference to Exhibit (e)(15) of Post-Effective Amendment No. 132.

(16)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced International ETF, is incorporated herein by reference to Exhibit (e)(15) of Post-Effective Amendment No. 109.

(17)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Large Cap Core ETF, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 109.

(18)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Large Cap Growth ETF, is incorporated herein by reference to Exhibit (e)(17) of Post-Effective Amendment No. 109.

(19)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Large Cap Value ETF, is incorporated herein by reference to Exhibit (e)(18) of Post-Effective Amendment No. 109.

(20)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Mid Cap ETF, is incorporated herein by reference to Exhibit (e)(19) of Post-Effective Amendment No. 109.

(21)

General Distribution Agreement, dated June 14, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced Small Cap ETF, is incorporated herein by reference to Exhibit (e)(20) of Post-Effective Amendment No. 109.

(22)

General Distribution Agreement, dated June 3, 2024, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enhanced U.S. All-Cap Equity ETF, is incorporated herein by reference to Exhibit (e)(22) of Post-Effective Amendment No. 132.

(23)

General Distribution Agreement, dated June 3, 2024, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Developed International ETF, is incorporated herein by reference to Exhibit (e)(23) of Post-Effective Amendment No. 132.

(24)

General Distribution Agreement, dated June 3, 2024, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Emerging Markets ETF, is incorporated herein by reference to Exhibit (e)(24) of Post-Effective Amendment No. 132.

(25)

General Distribution Agreement, dated June 3, 2024, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Global ex-U.S. ETF, is incorporated herein by reference to Exhibit (e)(25) of Post-Effective Amendment No. 132.

(26)

General Distribution Agreement, dated March 11, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Large Cap Core ETF (Formerly Fidelity New Millennium ETF) is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 67.

(27)

General Distribution Agreement, dated November 18, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Large Cap Growth ETF (Formerly Fidelity Growth Opportunities ETF), is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 81.

(28)

General Distribution Agreement, dated November 15, 2023, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Fundamental Large Cap Value ETF, is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 116.

(29)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity High Dividend ETF, is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 59.

(30)

Amended and Restated General Distribution, dated January 1, 2020, Agreement between Fidelity Covington and Fidelity Distributors Company LLC, on behalf of Fidelity High Yield Factor ETF (currently known as Fidelity Enhanced High Yield ETF), is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 59.

(31)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International High Dividend ETF, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 59.

(32)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Value Factor ETF, is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 59.

(33)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Low Volatility Factor ETF, is incorporated herein by reference to Exhibit (e)(6) of Post-Effective Amendment No. 59.

(34)

General Distribution Agreement, dated November 18, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Magellan ETF, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 81.

(35)

General Distribution Agreement, dated January 19, 2022, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Metaverse ETF, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 98.

(36)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Momentum Factor ETF, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 59.

(37)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Communication Services Index ETF, is incorporated herein by reference to Exhibit (e)(17) of Post-Effective Amendment No. 59.

(38)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Consumer Discretionary Index ETF, is incorporated herein by reference to Exhibit (e)(8) of Post-Effective Amendment No. 59.

(39)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Consumer Staples Index ETF, is incorporated herein by reference to Exhibit (e)(9) of Post-Effective Amendment No. 59.

(40)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Energy Index ETF, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 59.

(41)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Financials Index ETF, is incorporated herein by reference to Exhibit (e)(11) of Post-Effective Amendment No. 59.

(42)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Health Care Index ETF, is incorporated herein by reference to Exhibit (e)(12) of Post-Effective Amendment No. 59.

(43)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Industrials Index ETF, is incorporated herein by reference to Exhibit (e)(13) of Post-Effective Amendment No. 59.

(44)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Information Technology Index ETF, is incorporated herein by reference to Exhibit (e)(14) of Post-Effective Amendment No. 59.

(45)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Materials Index ETF, is incorporated herein by reference to Exhibit (e)(15) of Post-Effective Amendment No. 59.

(46)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Real Estate Index ETF, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 59.

(47)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity MSCI Utilities Index ETF, is incorporated herein by reference to Exhibit (e)(18) of Post-Effective Amendment No. 59.

(48)

General Distribution Agreement, dated May 19, 2021, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Preferred Securities & Income ETF, is incorporated herein by reference to Exhibit (e)(24) of Post-Effective Amendment No. 86.

(49)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Quality Factor ETF, is incorporated herein by reference to Exhibit (e)(19) of Post-Effective Amendment No. 59.

(50)

General Distribution Agreement, dated November 18, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Real Estate Investment ETF, is incorporated herein by reference to Exhibit (e)(25) of Post-Effective Amendment No. 81.

(51)

General Distribution Agreement, dated November 18, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Small-Mid Cap Opportunities ETF (currently known as Fidelity Fundamental Small-Mid Cap ETF), is incorporated herein by reference to Exhibit (e)(27) of Post-Effective Amendment No. 81.

(52)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Small-Mid Factor ETF (currently known as Fidelity Small-Mid Multifactor ETF), is incorporated herein by reference to Exhibit (e)(20) of Post-Effective Amendment No. 59.

(53)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Stocks for Inflation ETF, is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 59.

(54)

General Distribution Agreement, dated October 20, 2021, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable High Yield ETF, is incorporated herein by reference to Exhibit (e)(37) of Post-Effective Amendment No. 95.

(55)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Targeted Emerging Markets Factor ETF (currently known as Fidelity Emerging Markets Multifactor ETF), is incorporated herein by reference to Exhibit (e)(22) of Post-Effective Amendment No. 59.

(56)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Targeted International Factor ETF (currently known as Fidelity International Multifactor ETF), is incorporated herein by reference to Exhibit (e)(23) of Post-Effective Amendment No. 59.

(57)

General Distribution Agreement, dated January 15, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity U.S. Multifactor ETF, is incorporated herein by reference to Exhibit (e)(27) of Post-Effective Amendment No. 67.

(58)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Covington Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Value Factor ETF, is incorporated herein by reference to Exhibit (e)(25) of Post-Effective Amendment No. 59.

(8)

Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Equity and High Income Funds effective as of September 15, 1995, as amended and restated as of March 1, 2018, is incorporated herein by reference to Exhibit (f) of Fidelity Commonwealth Trust’s (File No. 002-52322) Post-Effective Amendment No. 150.

(9)

(1)

Custodian Agreement, dated January 1, 2007, between State Street Bank and Trust Company and Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Clean Energy ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Dividend ETF for Rising Rates, Fidelity Electric Vehicles and Future Transportation ETF, Fidelity Emerging Markets Multifactor ETF, Fidelity Enhanced High Yield ETF, Fidelity Enhanced International ETF, Fidelity Enhanced Large Cap Core ETF, Fidelity Enhanced Large Cap Growth ETF, Fidelity Enhanced Large Cap Value ETF, Fidelity Enhanced Mid Cap ETF, Fidelity Enhanced Small Cap ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity High Dividend ETF, Fidelity International High Dividend ETF, Fidelity International Multifactor ETF, Fidelity International Value Factor ETF, Fidelity Low Volatility Factor ETF, Fidelity Magellan ETF, Fidelity Metaverse ETF, Fidelity Momentum Factor ETF, Fidelity MSCI Communication Services Index ETF, Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Real Estate Index ETF, Fidelity MSCI Utilities Index ETF, Fidelity Preferred Securities & Income ETF, Fidelity Quality Factor ETF, Fidelity Real Estate Investment ETF, Fidelity Small-Mid Multifactor ETF, Fidelity Stocks for Inflation ETF, Fidelity Sustainable High Yield ETF, Fidelity U.S. Multifactor ETF, and Fidelity Value Factor ETF is incorporated herein by reference to Exhibit (g)(4) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

(2)

Custodian Agreement, dated January 1, 2007, between Brown Brothers Harriman & Company and Fidelity CLO ETF, Fidelity Enhanced Emerging Markets ETF, Fidelity Enhanced U.S. All-Cap Equity ETF, Fidelity Fundamental Developed International ETF, Fidelity Fundamental Emerging Markets ETF, and Fidelity Fundamental Global ex-U.S. ETF is incorporated herein by reference to Exhibit (g)(1) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

(3)

Amendment, dated March 20, 2024, to the Custodian Agreement, dated January 1, 2007, between State Street Bank and Trust Company and Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Clean Energy ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Dividend ETF for Rising Rates, Fidelity Electric Vehicles and Future Transportation ETF, Fidelity Emerging Markets Multifactor ETF, Fidelity Enhanced International ETF, Fidelity Enhanced Large Cap Core ETF, Fidelity Enhanced Large Cap Growth ETF, Fidelity Enhanced Large Cap Value ETF, Fidelity Enhanced Mid Cap ETF, Fidelity Enhanced Small Cap ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity High Dividend ETF, Fidelity High Yield Factor ETF (currently known as Fidelity Enhanced High Yield ETF), Fidelity International High Dividend ETF, Fidelity International Multifactor ETF, Fidelity International Value Factor ETF, Fidelity Low Volatility Factor ETF, Fidelity Magellan ETF, Fidelity Metaverse ETF, Fidelity Momentum Factor ETF, Fidelity MSCI Communication Services Index ETF, Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Real Estate Index ETF, Fidelity MSCI Utilities Index ETF, Fidelity Preferred Securities & Income ETF, Fidelity Quality Factor ETF, Fidelity Real Estate Investment ETF, Fidelity Small-Mid Multifactor ETF, Fidelity Stocks for Inflation ETF, Fidelity Sustainable High Yield ETF, Fidelity U.S. Multifactor ETF, and Fidelity Value Factor ETF, is incorporated herein by reference to Exhibit (g)(2) of Post-Effective Amendment No. 119.

(4)

Transfer Agency and Service Agreement, dated October 11, 2013, between State Street Bank and Trust Company and Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Telecommunication Services Index ETF, and Fidelity MSCI Utilities Index ETF, is incorporated herein by reference to Exhibit (g)(5) of Post-Effective Amendment No. 11.

(5)

Amendment, dated April 4, 2024, to the Transfer Agency and Service Agreement, dated October 11, 2013, between State Street Bank and Trust Company and Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Clean Energy ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Dividend ETF for Rising Rates, Fidelity Electric Vehicles and Future Transportation ETF, Fidelity Emerging Markets Multifactor ETF, Fidelity Enhanced International ETF, Fidelity Enhanced Large Cap Core ETF, Fidelity Enhanced Large Cap Growth ETF, Fidelity Enhanced Large Cap Value ETF, Fidelity Enhanced Mid Cap ETF, Fidelity Enhanced Small Cap ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity High Dividend ETF, Fidelity High Yield Factor ETF(currently known as Fidelity Enhanced High Yield ETF), Fidelity International High Dividend ETF, Fidelity International Multifactor ETF, Fidelity International Value Factor ETF, Fidelity Low Volatility Factor ETF, Fidelity Magellan ETF, Fidelity Metaverse ETF, Fidelity Momentum Factor ETF, Fidelity MSCI Communication Services Index ETF, Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Real Estate Index ETF, Fidelity MSCI Utilities Index ETF, Fidelity Preferred Securities & Income ETF, Fidelity Quality Factor ETF, Fidelity Real Estate Investment ETF, Fidelity Small-Mid Multifactor ETF, Fidelity Stocks for Inflation ETF, Fidelity Sustainable High Yield ETF, Fidelity U.S. Multifactor ETF, and Fidelity Value Factor ETF, is incorporated herein by reference to Exhibit (g)(4) of Post-Effective Amendment No. 119.

(6)

Amendment, dated March 20, 2024, to the Side Letter to the Custodian Agreement, dated October 11, 2013, between State Street Bank and Trust Company and Fidelity Blue Chip Growth ETF, Fidelity Blue Chip Value ETF, Fidelity Clean Energy ETF, Fidelity Cloud Computing ETF, Fidelity Crypto Industry and Digital Payments ETF, Fidelity Disruptive Automation ETF, Fidelity Disruptive Communications ETF, Fidelity Disruptive Finance ETF, Fidelity Disruptive Medicine ETF, Fidelity Disruptive Technology ETF, Fidelity Disruptors ETF, Fidelity Dividend ETF for Rising Rates, Fidelity Electric Vehicles and Future Transportation ETF, Fidelity Emerging Markets Multifactor ETF, Fidelity Enhanced International ETF, Fidelity Enhanced Large Cap Core ETF, Fidelity Enhanced Large Cap Growth ETF, Fidelity Enhanced Large Cap Value ETF, Fidelity Enhanced Mid Cap ETF, Fidelity Enhanced Small Cap ETF, Fidelity Fundamental Large Cap Core ETF, Fidelity Fundamental Large Cap Growth ETF, Fidelity Fundamental Large Cap Value ETF, Fidelity Fundamental Small-Mid Cap ETF, Fidelity High Dividend ETF, Fidelity High Yield Factor ETF (currently known as Fidelity Enhanced High Yield ETF), Fidelity International High Dividend ETF, Fidelity International Multifactor ETF, Fidelity International Value Factor ETF, Fidelity Low Volatility Factor ETF, Fidelity Magellan ETF, Fidelity Metaverse ETF, Fidelity Momentum Factor ETF, Fidelity MSCI Communication Services Index ETF, Fidelity MSCI Consumer Discretionary Index ETF, Fidelity MSCI Consumer Staples Index ETF, Fidelity MSCI Energy Index ETF, Fidelity MSCI Financials Index ETF, Fidelity MSCI Health Care Index ETF, Fidelity MSCI Industrials Index ETF, Fidelity MSCI Information Technology Index ETF, Fidelity MSCI Materials Index ETF, Fidelity MSCI Real Estate Index ETF, Fidelity MSCI Utilities Index ETF, Fidelity Preferred Securities & Income ETF, Fidelity Quality Factor ETF, Fidelity Real Estate Investment ETF, Fidelity Small-Mid Multifactor ETF, Fidelity Stocks for Inflation ETF, Fidelity Sustainable High Yield ETF, Fidelity U.S. Multifactor ETF, and Fidelity Value Factor ETF, is incorporated herein by reference to Exhibit (g)(6) of Post-Effective Amendment No. 119.

(7)

Sub-Administration Agreement, effective as of October 11, 2013, between State Street Bank and Trust Company and Fidelity Service Company, Inc., is incorporated herein by reference to Exhibit (g)(7) of Post-Effective Amendment No. 11.

(8)

Amendment, dated November 14, 2022, to the Sub-Administration Agreement, dated October 11, 2013, between State Street Bank and Trust Company and Fidelity Service Company, Inc., is incorporated herein by reference to Exhibit (g)(8) of Post-Effective Amendment No. 113.

(9)

Transfer Agency and Service Agreement, dated October 23, 2024, between Brown Brothers Harriman & Company and Fidelity CLO ETF, Fidelity Enhanced Emerging Markets ETF, Fidelity Enhanced U.S. All-Cap Equity ETF, Fidelity Fundamental Developed International ETF, and Fidelity Fundamental Emerging Markets ETF, and Fidelity Fundamental Global ex-U.S. ETF, is incorporated herein by reference to Exhibit (g)(6) of Post-Effective Amendment No. 131.

(10)

(1)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Blue Chip Growth ETF: Fidelity Blue Chip Growth ETF is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 67.

(2)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Blue Chip Value ETF: Fidelity Blue Chip Value ETF is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 67.

(3)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Clean Energy ETF is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 89.

(4)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity CLO ETF is to be filed by subsequent amendment.

(5)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Cloud Computing ETF is incorporated herein by reference to Exhibit (m)(4) of Post-Effective Amendment No. 89.

(6)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Crypto Industry and Digital Payments ETF is incorporated herein by reference to Exhibit (m)(5) of Post-Effective Amendment No. 98.

(7)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptive Automation ETF is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 105.

(8)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptive Communications ETF is incorporated herein by reference to Exhibit (m)(8) of Post-Effective Amendment No. 105.

(9)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptive Finance ETF is incorporated herein by reference to Exhibit (m)(9) of Post-Effective Amendment No. 105.

(10)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptive Medicine ETF is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 105.

(11)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptive Technology ETF is incorporated herein by reference to Exhibit (m)(11) of Post-Effective Amendment No. 105.

(12)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Disruptors ETF is incorporated herein by reference to Exhibit (m)(12) of Post-Effective Amendment No. 105.

(13)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Dividend ETF for Rising Rates is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 59.

(14)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Electric Vehicles and Future Transportation ETF is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 89.

(15)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Emerging Markets ETF is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 132.

(16)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced International ETF is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 109.

(17)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Large Cap Core ETF is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 109.

(18)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Large Cap Growth ETF is incorporated herein by reference to Exhibit (m)(17) of Post-Effective Amendment No. 109.

(19)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Large Cap Value ETF is incorporated herein by reference to Exhibit (m)(18) of Post-Effective Amendment No. 109.

(20)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Mid Cap ETF is incorporated herein by reference to Exhibit (m)(19) of Post-Effective Amendment No. 109.

(21)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced Small Cap ETF is incorporated herein by reference to Exhibit (m)(20) of Post-Effective Amendment No. 109.

(22)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enhanced U.S. All-Cap Equity ETF is incorporated herein by reference to Exhibit (m)(22) of Post-Effective Amendment No. 132.

(23)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Developed International ETF is incorporated herein by reference to Exhibit (m)(23) of Post-Effective Amendment No. 132.

(24)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Emerging Markets ETF is incorporated herein by reference to Exhibit (m)(24) of Post-Effective Amendment No. 132.

(25)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Global ex-U.S. ETF is incorporated herein by reference to Exhibit (m)(25) of Post-Effective Amendment No. 132.

(26)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Large Cap Core ETF (Formerly Fidelity New Millennium ETF: Fidelity New Millennium ETF) is incorporated herein by reference to Exhibit (m)(21) of Post-Effective Amendment No. 67.

(27)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Large Cap Growth ETF (Formerly Fidelity Growth Opportunities ETF) is incorporated herein by reference to Exhibit (m)(5) of Post-Effective Amendment No. 81.

(28)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Fundamental Large Cap Value ETF is incorporated herein by reference to Exhibit (m)(21) of Post-Effective Amendment No. 116.

(29)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity High Dividend ETF is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 59.

(30)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity High Yield Factor ETF (currently known as Fidelity Enhanced High Yield ETF), is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 59.

(31)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International High Dividend ETF is incorporated herein by reference to Exhibit (m)(4) of Post-Effective Amendment No. 59.

(32)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Factor ETF is incorporated herein by reference to Exhibit (m)(5) of Post-Effective Amendment No. 59.

(33)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Low Volatility Factor ETF is incorporated herein by reference to Exhibit (m)(6) of Post-Effective Amendment No. 59.

(34)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Magellan ETF is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 81.

(35)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Metaverse ETF is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 98.

(36)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Momentum Factor ETF is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 59.

(37)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Communication Services Index ETF is incorporated herein by reference to Exhibit (m)(17) of Post-Effective Amendment No. 59.

(38)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Consumer Discretionary Index ETF is incorporated herein by reference to Exhibit (m)(8) of Post-Effective Amendment No. 59.

(39)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Consumer Staples Index ETF is incorporated herein by reference to Exhibit (m)(9) of Post-Effective Amendment No. 59.

(40)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Energy Index ETF is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 59.

(41)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Financials Index ETF is incorporated herein by reference to Exhibit (m)(11) of Post-Effective Amendment No. 59.

(42)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Health Care Index ETF is incorporated herein by reference to Exhibit (m)(12) of Post-Effective Amendment No. 59.

(43)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Industrials Index ETF is incorporated herein by reference to Exhibit (m)(13) of Post-Effective Amendment No. 59.

(44)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Information Technology Index ETF is incorporated herein by reference to Exhibit (m)(14) of Post-Effective Amendment No. 59.

(45)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Materials Index ETF is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 59.

(46)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Real Estate Index ETF is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 59.

(47)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity MSCI Utilities Index ETF is incorporated herein by reference to Exhibit (m)(18) of Post-Effective Amendment No. 59.

(48)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Preferred Securities & Income ETF is incorporated herein by reference to Exhibit (m)(24) of Post-Effective Amendment No. 86.

(49)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Real Estate Investment ETF is incorporated herein by reference to Exhibit (m)(24) of Post-Effective Amendment No. 81.

(50)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Quality Factor ETF is incorporated herein by reference to Exhibit (m)(19) of Post-Effective Amendment No. 59.

(51)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Small-Mid Cap Opportunities ETF (currently known as Fidelity Fundamental Small-Mid Cap ETF) is incorporated herein by reference to Exhibit (m)(26) of Post-Effective Amendment No. 81.

(52)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Small-Mid Factor ETF (currently known as Fidelity Small-Mid Multifactor ETF) is incorporated herein by reference to Exhibit (m)(20) of Post-Effective Amendment No. 59.

(53)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Stocks for Inflation ETF is incorporated herein by reference to Exhibit (m)(21) of Post-Effective Amendment No. 59.

(54)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable High Yield ETF is incorporated herein by reference to Exhibit (m)(37) of Post-Effective Amendment No. 95.

(55)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Targeted Emerging Markets Factor ETF (currently known as Fidelity Emerging Markets Multifactor ETF) is incorporated herein by reference to Exhibit (m)(22) of Post-Effective Amendment No. 59.

(56)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Targeted International Factor ETF (currently known as Fidelity International Multifactor ETF) is incorporated herein by reference to Exhibit (m)(23) of Post-Effective Amendment No. 59.

(57)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity U.S. Multifactor ETF is incorporated herein by reference to Exhibit (m)(27) of Post-Effective Amendment No. 67.

(58)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Value Factor ETF is incorporated herein by reference to Exhibit (m)(25) of Post-Effective Amendment No. 59.

(11)	Opinion and consent of counsel Dechert LLP, as to the legality of shares being registered is incorporated herein by reference to Exhibit 11 of Fidelity Covington Trust’s N-14.

(12)	Opinion and Consent of counsel Dechert LLP, as to tax matters – is filed herein as Exhibit 12.

(13)	Not applicable.

(14)	Consent of PricewaterhouseCoopers LLP, dated January 7, 2026, is incorporated herein by reference to Exhibit 14 of Post-Effective Amendment No. 1.

(15)	Not applicable.

(16)	Power of Attorney, dated October 1, 2025, is filed herein as Exhibit 16.

(17)	Not applicable.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of the prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each Post-Effective Amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant undertakes to file a post-effective amendment to this registration statement prior to the closing of the Reorganization described in this Registration Statement that contains an opinion of counsel supporting the tax matters discussed in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for the effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 8th day of May 2026.

Fidelity Covington Trust
	By	/s/Stacie M. Smith Stacie M. Smith, President
||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

(Signature)		(Title)	(Date)

/s/Stacie M. Smith		President and Treasurer	May 8, 2026
Stacie M. Smith		(Principal Executive Officer)

/s/Stephanie Caron		Chief Financial Officer	May 8, 2026
Stephanie Caron		(Principal Financial Officer)

/s/Vijay C. Advani	*	Trustee	May 8, 2026
Vijay C. Advani

/s/Thomas P. Bostick	*	Trustee	May 8, 2026
Thomas P. Bostick

/s/Donald F. Donahue	*	Trustee	May 8, 2026
Donald F. Donahue

/s/Bettina Doulton	*	Trustee	May 8, 2026
Bettina Doulton

/s/Vicki L. Fuller	*	Trustee	May 8, 2026
Vicki L. Fuller

/s/Patricia L. Kampling	*	Trustee	May 8, 2026
Patricia L. Kampling

/s/Thomas Kennedy	*	Trustee	May 8, 2026
Thomas Kennedy

/s/Robert A. Lawrence	*	Trustee	May 8, 2026
Robert A. Lawrence

/s/Oscar Munoz	*	Trustee	May 8, 2026
Oscar Munoz

/s/Karen B. Peetz	*	Trustee	May 8, 2026
Karen B. Peetz

/s/David M. Thomas	*	Trustee	May 8, 2026
David M. Thomas

/s/Susan Tomasky	*	Trustee	May 8, 2026
Susan Tomasky

/s/Michael E. Wiley	*	Trustee	May 8, 2026
Michael E. Wiley

*	By:	/s/Megan C. Johnson
Megan C. Johnson, pursuant to a power of attorney dated October 1, 2025 and filed herewith.